Exhibit 10.1

NEUROPACE, INC.

CONSULTING AGREEMENT

Effective July 10, 2023 (the “Effective Date”), this Consulting Agreement (“Agreement”) is by and between NeuroPace, Inc., a corporation having a place of business at 455 N. Bernardo Ave, Mountain View, California 94043 (“NeuroPace” or “Company”) and Michael Favet (“Consultant”), at [***] (collectively, “the Parties”).

WHEREAS, Consultant previously served as the President and Chief Executive Officer of the Company, and as a member of the Board of Directors of the Company (the “Board”) and possesses valuable experience regarding the Company’s business and operations;

WHEREAS, the Board and Consultant have mutually agreed that Consultant shall cease to be the Company’s President and Chief Executive Officer, and as a member of the Board, effective as of July 10, 2023;

WHEREAS, the Company desires to retain the consulting and advisory services of Consultant for a transition period.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings set out below, the Parties herby agree as follows:

1.

Consulting Relationship. From time to time, NeuroPace anticipates engaging Consultant to render such consulting and advisory services (“Services”) as requested by the Company, it being understood that the nature of the consulting services shall consist of providing advice and consultation in connection with the management of the business and such other matters as reasonably requested by the Company.

2.

Compensation. As consideration for the Services to be provided by Consultant throughout the Consulting Relationship, NeuroPace will pay Consultant for the Services at the rate of $600 per hour in quarter hour increments.

NeuroPace will pay Consultant 30 days (net 30) following receipt of Consultant’s invoice for the work done during the prior month. Consultant will maintain accurate records to support the invoices, which will be available for review if requested by NeuroPace. Consultant travel time will not be compensable as hours worked unless Consultant is providing the Services during the travel time. NeuroPace will reimburse Consultant for expenses in connection with performing the Services as set forth in the Agreement.

As additional consideration for the provision of Services under this Agreement, and subject to Consultant’s continued Service under this Agreement through the bonus payment date, Company will pay Consultant a cash payment in an amount equivalent to the amount Consultant would have received as an employee of the Company under the Company’s bonus plan for 2023, pro-rated and to be paid consistent with the Company’s bonus payout timeline.

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Parties agree that all unvested equity awards previously granted to Consultant while an employee of the Company will be cancelled and not be eligible to vest effective August 1, 2023, notwithstanding Consultant’s continuous service. The post-termination exercise period for all previously vested outstanding stock options granted to Consultant during the term of his employment shall be tolled during the Consulting Period, as defined below.

3.

Term and Termination. This Agreement shall have a term extending through July 09, 2024 (“Consulting Period”) unless mutually extended or terminated in writing by the Parties. In the event of termination, NeuroPace will pay Consultant for Services performed prior to the effective date of termination. Consultant will provide NeuroPace with all work product completed prior to the effective date of termination.

4.	Relationship Details.

(a)

Independent Contractor. Consultant’s relationship with NeuroPace will be that of an independent contractor. Consultant will not be eligible for any employee benefits from NeuroPace, nor will NeuroPace make deductions from payments made to Consultant for taxes, all of which will be Consultant’s responsibility. Consultant agrees to indemnify and hold NeuroPace harmless from any liability for, or assessment of, any such taxes imposed on NeuroPace by relevant taxing authorities. Consultant will have no authority to enter into contracts that bind NeuroPace or create obligations on the part of NeuroPace.

(b)

Best Efforts. Consultant agrees that the work performed hereunder will represent Consultant’s best efforts to provide the Services in a manner satisfactory to NeuroPace. Consultant agrees that the Services provided will be with highest professional standards and quality.

(c)

Work for Hire. It is the intention of the Parties that all right, title and ownership in any reports, advice, opinions, guidance, surveys, marketing, promotional, and collateral materials prepared by Consultant in connection with the Services (the “Deliverables”) shall vest in NeuroPace. The parties expressly acknowledge that the Deliverables shall be considered “work(s) made for hire” within the meaning of the copyright laws of the United States, and that NeuroPace is entitled to all rights in the Deliverables, including, but not limited to, the modification and use of the Deliverables as determined in its sole and absolute discretion.

5.

Use of NeuroPace’s Name. In connection with this Agreement, Consultant agrees not to use NeuroPace’s name in any form of publicity, or to release to the public any information relating to the Services to be performed hereunder, or to otherwise disclose or advertise that the Consultant has entered into this Agreement, except with specific prior approval in writing by NeuroPace or for purposes of compliance with governmental requirements (e.g., tax reporting requirements).

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6.	Confidential Information.

(d)

Definition. “Confidential Information” may be oral or contained in various media or other tangible things, including but not limited to all trade secrets, processes, proprietary data, pricing, technology and product information, business and corporate data, marketing strategies, drafts, copy, sales forecasts, outlooks, strategies, financial information, projections, proprietary records of research data and observations, records and results of preclinical and clinical trials, regulatory filings or draft regulatory filings, computer programs, manuals, plans, drawings, designs, specifications, supply and customer lists, internal financial data, and other documents and records, materials, systems, objects, prototypes, samples and other items whether or not labeled or identified as “Confidential” or prepared in full or in part by Consultant. Confidential Information may relate to any aspect of NeuroPace’s business that is either information not known by actual or potential competitors of NeuroPace or is the proprietary information of NeuroPace or a third party (including customers, suppliers, patients, and other parties with which NeuroPace contracts or has contracts). Confidential Information includes NeuroPace trade secrets, which include certain of the data in the NeuroPace medical devices (e.g., the RNS® System).

(e)	Obligations.

(i)

Consultant’s Obligations. Consultant agrees not to use any Confidential Information for Consultant’s own use or for any purpose other than to carry out the Services described herein. Consultant will maintain all Confidential Information in confidence, and will not disclose it to any third party without the advance and express written consent of NeuroPace. Consultant will protect all Confidential Information with the same degree of care Consultant normally uses in protecting Consultant’s own confidential and proprietary information, but in no case with any less than reasonable care. Consultant agrees to notify NeuroPace in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of Confidential Information which may come to Consultant’s attention.

(ii)

Obligations of Consultant’s Employees and Agents. Consultant will make its officers, directors, employees, agents, and contractors and subcontractors, if any, aware of Consultant’s obligations under this paragraph 6, and will require such officers, directors, employees, agents, and contractors and subcontractors to execute the appropriate contracts to ensure that the obligations under this paragraph 6 are met. Consultant will be responsible for breaches of the obligations set forth in this paragraph 6 by its officers, directors, employees, agents, and contractors and subcontractors.

(f)	Limitation on Restrictions. Confidential Information shall not include information that:

(i)	is or becomes a part of the public domain without breach of this Agreement by Consultant;

(ii)	is legitimately known by Consultant, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

(iii)	is disclosed with the prior written approval of NeuroPace;

(iv)	is independently developed by Consultant without any use of the Confidential Information of NeuroPace as demonstrated by files created at the time of such independent development; or

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(v)

is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Consultant notifies NeuroPace prior to such disclosure and cooperates with NeuroPace in the event NeuroPace elects to legally contest and avoid or restrict such disclosure, such as by a protective order.

(g)

Survival. Consultant’s obligations under this paragraph 6 will survive any termination of this Agreement and will continue for a period terminating on the later to occur of the date (a) three years following the date of this Agreement or (b) three years from the date on which any Confidential Information is last disclosed by NeuroPace to Consultant under this Agreement, unless the Confidential Information constitutes a trade secret, in which case the non-use and non-disclosure obligations will apply to the trade secret for so long as NeuroPace maintains the trade secret as a trade secret.

(h)

Remedy for Breach of Confidentiality Obligations. In the event of a breach or a threatened breach of the provisions of this paragraph 6, damages to be suffered by NeuroPace will not be fully compensable in money damages alone, and accordingly, NeuroPace or any third party owner of Confidential Information, in addition to other available legal or equitable remedies, will be entitled to an injunction against such breach or threatened breach without a requirement to post a bond.

7.

Return of Confidential Information and Deliverables. At NeuroPace’s request, Consultant agrees to destroy or deliver to NeuroPace and not to keep in Consultant’s possession, recreate, or deliver to anyone else, any and all electronic or hard copy records of Confidential Information and documents developed by Consultant in connection with the Deliverables or otherwise belonging to NeuroPace. NeuroPace may ask for, and if so, Consultant will provide, written confirmation that all such Confidential Information and documents relating to or embodying the Deliverables have been destroyed or delivered to NeuroPace.

8.	Indemnification.

(i)

Consultant’s Indemnification of NeuroPace. Consultant will indemnify, defend, and hold harmless NeuroPace and its officers, directors, employees, agents, subsidiaries and other affiliates from and against any and all claims, damages, costs, liabilities, and expenses (including attorneys’ fees and related disbursements or court costs) (collectively “Claims” regarding (a) any failure by Consultant to perform any covenant or agreement of Consultant set forth herein; or (b) personal injury, death, or property damage to Consultant or its agents during the performance of the Services due to the negligence and/or willful acts of Consultant or its agents.

(j)

Intellectual Property Indemnity. Consultant will indemnify, hold harmless, and defend NeuroPace from and against any and all claims or actions brought against NeuroPace to the extent based on an assertion that any of the Services infringe or infringed a patent, copyright, or trademark or otherwise violated a trade secret or other legally protected proprietary right. Consultant will pay all costs, fees (including attorneys’ fees) and damages incurred by NeuroPace in connection with any such claim or action.

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(k)

Notice of Claims. An indemnified party will give the indemnifying party prompt notice of any claim or action that could give rise to a claim for indemnity under this Agreement and the indemnified party will cooperate with the indemnifying party in the defense of the claim for which indemnity is provided. The indemnifying party shall be permitted to defend the claim and make all decisions thereto, including but not limited to hiring counsel of its choosing. The indemnifying party shall also have the sole right to settle any indemnified legal claim provided that it obtains a complete release for the indemnified party. This Section will survive the termination or expiration of this Agreement for any reason.

(l)

Consequential Damages. EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 6 (LIABILITY FOR BREACH OF CONFIDENTIALITY) AND SECTION 9 (LIABILITY FOR INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY OR ANY THIRD PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOSS PROFITS OR REVENUES ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (I) WHETHER SUCH DAMAGES WERE FORESEEABLE, (II) WHETHER OR NOT A PARTY WAS ADVISED FOR THE POSSIBILITY OF SUCH DAMAGES AND (III) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

9.	General Provisions.

(m)

Notices. Any notices or communications required or permitted to be given by this Agreement must be (i) given in writing and (ii) personally delivered or mailed, by prepaid, certified mail or overnight courier, or transmitted by email transmission (including PDF) to the party to whom such notice or communication is directed, to the mailing address or regularly-monitored email address of such party as follows:

If to NeuroPace:		If to Consultant:

NeuroPace, Inc.		Michael Favet
455 N. Bernardo Ave		Address: [***]
Mountain View, CA 94043		Address [***]
Attention:	Chief Legal Officer	Email Address: [***]
Email Address:	iridley@neuropace.com

(n)

Choice of Law. The laws of the State of California will govern the validity, interpretation, construction and performance of this Agreement, without giving effect to the principles of conflict of laws.

(o)

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of the Agreement will be interpreted as if such provision were so excluded and (iii) the balance of the Agreement will be enforceable in accordance with its terms.

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(p)

Survival. Any provision of this Agreement that is intended to be observed and performed by the parties after termination, including as applicable the representations and warranties hereof and the provisions of paragraphs 5, 6, 7, 8 and 9, will survive the termination of this Agreement for any reason.

(q)

Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Execution of this Agreement may be confirmed by the exchange of facsimiles or portable document format (“pdf”) files evidencing the signatures of the parties.

(r)

Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement, excluding paragraph 6 hereof, will be finally settled by binding arbitration in Palo Alto, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

(s)

Entire Agreement. This Agreement sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings of the parties and supersedes and terminates all prior agreements between the parties with respect to the subject matter of this Agreement.

By signing this Agreement, the Parties agree to the Effective Date and terms, as set forth above.

NEUROPACE, INC.		CONSULTANT’S LEGAL NAME

By:	/s/ Frank Fischer	By:	/s/ Michael Favet
	(signature)		(signature)
	Name: Frank Fischer		Date Signed: June 28, 2023
Title: Chairman of the Board
Date Signed: June 28, 2023

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